EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Investor Relations
Kate Messmer
ICR, LLC
678-421-3800

PRIMEDIA ANNOUNCES SHARE REPURCHASE PROGRAM

Atlanta, GA, December 4, 2008 – PRIMEDIA Inc. (NYSE: PRM) today announced that its Board of Directors has authorized a program to repurchase up to $5 million of the Company’s common stock over the next 12 months.

Under the terms of the repurchase program, the Company may repurchase shares in open market purchases or through privately negotiated transactions. The Company expects to use cash on hand to fund repurchases of its common stock.

“This repurchase program demonstrates the confidence that our Board of Directors and senior management have in the future of PRIMEDIA and our belief that our shares are currently undervalued,” said Charles Stubbs, President and Chief Executive Officer of PRIMEDIA. “It also underscores our confidence in PRIMEDIA’s fundamental business position, our growth and earnings prospects and our ability to continue to generate strong cash flows for 2009 and forward.”

PRIMEDIA reported $0.20 EPS from continuing operations for the third quarter of 2008. The Company expects to continue to pay a regular quarterly cash dividend of $0.07 per share for the foreseeable future.

PRIMEDIA management will determine the timing and amount of any repurchase based on its evaluation of market conditions, business considerations and other factors. Stock repurchases under the program will be conducted in compliance with the safe harbor provisions of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The program may be extended, modified, suspended or discontinued at any time, at the Company’s discretion.

About PRIMEDIA Inc.

PRIMEDIA Inc. enables millions of consumers nationwide to find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords and real estate professionals.

Forward-looking Statements

Certain matters discussed in this release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. These risks and uncertainties include factors described in the Company’s securities filings, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 and Annual Report on Form 10-K for the year ended December 31, 2007. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of December 4, 2008. The Company undertakes no duty to update or otherwise revise the information contained in this release.